SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                           (Amendment No. _________)*

                         ARDENT ACQUISITION CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03979E 10 0
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                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  |_|      Rule 13d-1(b)
  |_|      Rule 13d-1(c)
  |X|       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

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CUSIP NO. 03979E 10 0                                        PAGE 2 OF 6 PAGES
----------------------------                         ---------------------------


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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Barry J. Gordon
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) |_|
                                                                      (b) |_|


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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
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                5   SOLE VOTING POWER

                          561,940 Shares
NUMBER OF     ------------------------------------------------------------------
SHARES
BENEFICIALLY    6   SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING     ------------------------------------------------------------------
PERSON
WITH            7   SOLE DISPOSITIVE POWER

                          561,940 Shares
              ------------------------------------------------------------------

                8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            561,940 Shares
--------------------------------------------------------------------------------

10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)     |_|


--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.7%
--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO. 03979E 10 0                                        PAGE 3 OF 6 PAGES
----------------------------                         ---------------------------


ITEM 1(A). NAME OF ISSUER:

           Ardent Acquisition Corporation ("Issuer")
           ---------------------------------------------------------------------

ITEM 1(B.) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1415 Kellum Place, Suite 205, Garden City, New York 11530
           ---------------------------------------------------------------------

ITEM 2(A). NAME OF PERSONS FILING:

           Barry J. Gordon ("Gordon")
           ---------------------------------------------------------------------

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business address of Gordon is 1415 Kellum Place,
           Suite 205, Garden City, New York 11530
           ---------------------------------------------------------------------

ITEM 2(C). CITIZENSHIP:

           Gordon is a United States citizen
           ---------------------------------------------------------------------

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.0001 per share
           ---------------------------------------------------------------------

ITEM 2(E). CUSIP NUMBER:

           03979E 10 0
           ---------------------------------------------------------------------


ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

  (a) |_|  Broker or dealer  registered  under  Section 15 of the Exchange  Act;

  (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act;

  (c) |_|  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

  (d) |_| Investment company registered under Section 8 of the Investment Company Act;

  (e) |_|  An investment adviser in accordance with Rule  13d-1(b)(ii)(E);

  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)

  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

  (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 03979E 10 0                  13G                   PAGE 4 OF 6 PAGES

----------------------------                         ---------------------------

ITEM 4.
            OWNERSHIP

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  Gordon beneficially owns 561,940 shares of common stock. Does not include 374,626 shares of common stock which may be issued upon exercise of warrants which are not currently exercisable and will not become exercisable within the next 60 days.

      (b)   Percent of Class:

                  6.7%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  561,940 shares of common stock

            (ii)  Shared power to vote or to direct the vote:

                  0 shares of common stock

            (iii) Sole power to dispose or to direct the disposition of:

                  561,940 shares of common stock

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 shares of common stock

      INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d-3(d)(1).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            None.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            None.

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CUSIP NO. 03979E 10 0                  13G                   PAGE 5 OF 6 PAGES

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ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            None.

ITEM 10.    CERTIFICATIONS.

            None.

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CUSIP NO. 03979E 10 0                  13G                   PAGE 6 OF 6 PAGES

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                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 1, 2006





                                        /s/ Barry J. Gordon
                                        -------------------
                                        Barry J. Gordon